Date: June 10, 2022 To: Global Wells Investment Group LLC From: East West Bank Ref No: CFEWB2019061304 Subject: Agreement to Terminate Interest RateSwap Transaction The purpose of this agreement is to terminate the Interest Rate Swap transaction entered into on June 13, 2019 between East West Bank and Global Wells Investment Group LLC. This trade was effective on June 13, 2019 with a maturity date of May 5, 2029 and has a Current Notional Amount of USD 20,642,484.00. This Agreement is an amendment to and forms part of any and all documents confirming this Transaction. Termination Payment. On June 14, 2022, East West Bank shall pay USD 824,768.00 to Global Wells Investment Group LLC to the account specified below or otherwise specified in writing. East West Bank and Global Wells Investment Group LLC represent and acknowledge to the other that upon receipt of the termination payment specified above, no amounts are owed by East West Bank or Global Wells Investment Group LLC to the other under the transaction. If this agreement meets with your approval, kindly sign in the space provided below and return an executed copy of this agreement to East West Bank. East West Bank By: ________________________________ Name: Supat Tipayamongkol Title: SVP – Interest Rate Contracts Global Wells Investment Group LLC By: ________________________________ By: ________________________________ Name: Alan Yu Name: Marvin Cheng Title: Manager Title: Manager